Exhibit 99.1

NRG Yield, Inc. Reports First Quarter 2015 Financial Results, Completes Previously Announced Acquisitions,

Updates Guidance and New Share Classes Approved

Financial Highlights

•                  $122 million of Adjusted EBITDA for first quarter 2015

•                  $6 million of Cash Available for Distribution (CAFD) for first quarter 2015

•                  $0.39 per share quarterly dividend to Class A common stock ($1.56 per share annualized) paid on March 16, 2015 to shareholders of record as of March 2, 2015

•                  Announcing increase in common stock dividend payable in second quarter of 2015 by 2.6% over the current quarterly dividend rate, an 18% increase over first quarter 2014

Updating Guidance

•                  Adjusting 2015 Adjusted EBITDA guidance from $705 million to $690 million reflecting the impact of lower than expected wind production at Alta partially offset by the impact of acquisitions

•                  Maintaining CAFD Guidance of $195 million due to the impact of higher distributions from Avenal solar generation facility

Approval of New Class C Common Stock

•                  On May 5, 2015, NRG Yield shareholders approved the creation of a new Class C common stock, enabling NRG Yield’s ability to grow by giving it the flexibility to raise capital without the need for equity investment by NRG Energy, Inc (NYSE: NRG) Expanded ROFO agreement between NRG and NRG Yield

Partnerships with NRG

•                  On April 9, 2015, NRG and NRG Yield established a new residential solar partnership; the partnership will invest in lease portfolios owned and developed by NRG Home Solar

•                  On May 8, 2015, NRG and NRG Yield plan to form a new partnership that will invest in and hold operating portfolios of distributed generation assets owned or developed by NRG

Closed the Acquisition of Spring Canyon II and III and University of Bridgeport

•                  On May 7, 2015, NRG Yield completed the acquisition of a majority stake in Spring Canyon II and III from Invenergy adding 63MW to the wind portfolio

•                  On April 30, 2015, NRG Yield completed the acquisition of the University of Bridgeport Fuel Cell project from FuelCell Energy, Inc. adding 1.4MW of thermal capacity

PRINCETON, NJ; May 8, 2015 — NRG Yield, Inc. (NYSE: NYLD) today reported first quarter 2015 financial results including Adjusted EBITDA of $122 million and CAFD of $6 million. Net loss attributable to Class A shareholders for the three months ended March 31, 2015 was $5 million or $0.15 per Class A common share.

“Having gained the majority vote of our independent shareholders to establish two new share classes, NRG Yield now has the capital raising flexibility it needs to remain the premier diverse asset, clean energy yieldco,” said David Crane, Chairman and CEO of NRG Yield. “Exciting growth opportunities arising out of both the NRG relationship and from across the sector allows NRG Yield to invest both in proven asset classes and exciting, newer technologies such as fuel cell transactions like the University of Bridgeport project.”

Overview of Financial and Operating Results

Note 1: In accordance with GAAP, 2014 results have been recast to include the Drop Down Assets transferred to NRG Yield by NRG on June 30, 2014 and January 2, 2015 as if the combination has been in effect since the inception of common control.

Table 1: Selected Financial Results

	Three Months Ended
($ in millions)	3/31/15	3/31/14
Operating Revenue	$180	$140
Net (Loss)/Income	(16)	26
Adjusted EBITDA	122	92
Cash Available for Distribution	6	5

Segment Results

Table 2: Adjusted EBITDA

	Three Months Ended
($ in millions)	3/31/15	3/31/14
Segment
Conventional	$65	$52
Renewable	47	22
Thermal	13	20
Corporate	(3)	(2)
Adjusted EBITDA	$122	$92

Table 3: Net (Loss)/Income

	Three Months Ended
($ in millions)	3/31/15	3/31/14
Segment
Conventional	$26	$25
Renewable	(36)	(5)
Thermal	6	13
Corporate	(12)	(7)
Net (Loss) / Income	$(16)	$26

For quarter ended March 31, 2015, NRG Yield reported Net Loss of $16 million, Adjusted EBITDA of $122 million, and CAFD of $6 million. The reduction in Q1 2015 Net Income versus the prior year was mainly due to the higher interest expense from convertible debt and green bonds at the corporate level and from higher project level debt due to the Alta wind portfolio. First quarter Adjusted EBITDA was higher than the same period in 2014 by $30 million as a result of the January 2, 2015 drop down assets and the acquisition of the Alta Wind portfolio, which closed during third quarter 2014. First quarter CAFD was only $1 million higher than the same period 2014 as additional cash distributions from unconsolidated affiliates were offset by additional semi-annual interest payments on convertible debt and green bonds issued in 2014.

Operational Performance

Table 4: Selected Operating Results

	Three Months Ended
(MWh and MWht in thousands)	3/31/15	3/31/14
Equivalent Availability Factor (Conventional)	82.3%	88.0%
Renewable Generation Sold (MWh)	723	211
Thermal Generation Sold (MWht)(1)	661	739

(1) Also includes Thermal MWh sold

For first quarter 2015, NRG Yield maintained strong safety performance with a zero incident rate. In the conventional segment, availability metrics were lower due to a forced outage at El Segundo Energy Center in late January. The unit came back online in early April. Generation in the renewable segment was 243% higher in the first quarter versus the same period in 2014 as a result of the Alta, Tapestry and Laredo Ridge acquisitions. Although renewable generation was substantially higher from these additions, our wind assets experienced unusually low wind production during the first quarter.

Liquidity and Capital Resources

Table 5: Liquidity

($ in millions)	3/31/15	12/31/14
Cash and Cash Equivalents	$114	$406
Restricted Cash	46	45
Total Cash	$160	$451
Revolver Availability	219	412
Total Liquidity	$379	$863

Total liquidity as of March 31, 2015 was $379 million, a decrease of $484 million from December 31, 2014. This reflects a decrease in revolver availability of $193 million and a decrease in cash of $291 million primarily used to fund acquisitions.(1)

Recapitalization of Outstanding Common Stock

On May 5, 2015, NRG Yield shareholders approved the creation of two new classes of NRG Yield common stock; the class C and class D common stock. The recapitalization will provide NRG Yield the flexibility to raise capital for future acquisitions while also maintaining the strong strategic sponsorship of its parent, NRG Energy, Inc. NRG Yield intends to use the new Class C common stock primarily for issuance in public offerings to raise capital that will finance future acquisitions.

The recapitalization will be effectuated through a stock split of each share class. Each share of Class A will be split into one Class A and one Class C share, while each share of Class B held by NRG will be split into one Class B and one Class D share. The Class C stock will have equal economic rights with Class A stock and a 1/100th voting right. The Class D stock will not have any economic rights (as NRG’s economic interest is held exclusively through its ownership of NRG Yield LLC) and will have a 1/100th voting right.

In connection with the recapitalization described above, the Company agreed to amend the Right of First Offer Agreement between NRG and NRG Yield to include approximately 800MW(2) of new, long-term contract natural gas assets in California, approximately 900MW

(1)  See Appendix A-4 for First Quarter 2015 Sources and Uses of Liquidity detail

(2)  Assumes alternative proposal being considered by CPUC to reduce the Carlsbad project by 1 unit or roughly 100MW of wind assets and up to $250 million of equity investments in residential solar and distributed generation portfolios.

Residential Solar Partnership

On April 9, 2015, NRG and NRG Yield formed a new partnership that will invest in and hold operating portfolios of residential solar assets developed by NRG Home Solar.  The partnership is structured to enable NRG Yield to realize increased CAFD from this new and growing asset class while providing NRG continued access to the customer and the residual value following the contract period.  The partnership will invest in portfolios of leases once they have reached operating status and will initially include an existing, unlevered portfolio of over 2,200 leases representing approximately 17MW, and an in-development, tax equity financed portfolio of approximately 13,000 leases representing approximately 90MW, with an average lease term for the existing and new leases of approximately 17 to 20 years.

Under the terms of the partnership agreement, NRG Yield will receive 95% of the economics until achieving a targeted return, expected to be achieved commensurate with the end of the lease period, after which NRG will receive 95% of the economics. NRG Yield has initially invested $26 million into the partnership which covers the 2,200 existing, unlevered leases with the proceeds already distributed to NRG.

NRG Yield has initially committed to invest up to $150 million of additional cash equity into the partnership over time which is expected to be fully invested in 2015 of which an additional $7 million has been invested to date. NRG intends to offer additional opportunities in residential solar to NRG Yield over time through this partnership.

Distributed Generation Partnership

On May 8, 2015, NRG and NRG Yield plan to form a new partnership that will invest in and hold operating portfolios of distributed solar assets developed by NRG Renew, a subsidiary of NRG. The partnership will be structured similarly to the above Residential Solar Partnership allowing NRG to periodically monetize its distributed solar investments and NRG Yield to invest in a growing segment of the solar market.

Under the terms of the partnership agreement, NRG Yield will receive 95% of the economics until achieving a targeted return, expected to be achieved commensurate with the end of the customer contract period, after which NRG will receive 95% of the economics

NRG Yield has initially committed to invest up to $100 million of cash equity into the partnership over time.  None of which has been utilized to date but the partnership is expected to be fully invested over the next 18 months.

Completed Two Third-Party Acquisitions

On May 7, 2015, NRG Yield completed the acquisition of a majority stake in Spring Canyon II and III from Invenergy in an all-cash transaction. The acquisition totals 63MW of operating wind capacity utilizing 35 GE turbines with commercial operations achieved within the past year, located in Logan County, Colorado. The facilities have approximately 25 years remaining contract life with Platte River Power Authority, and Invenergy will maintain its responsibilities as turbine O&M provider.

On April 30, 2015, NRG Yield completed the acquisition of the University of Bridgeport Fuel Cell project from FuelCell Energy in an all-cash transaction. The project will add an additional 1.4MW of thermal capacity with a 12-year contract and an option for an additional 7 year extension with the University of Bridgeport in Bridgeport, Connecticut.

The combined purchase price for these acquisitions is $41 million, subject to customary working capital adjustments, and these two transactions are expected to contribute Adjusted EBITDA of $3 million and CAFD of $3 million on an annualized basis.

Quarterly Dividend Updates

On February 17, 2015, the Company’s Board of Directors declared a quarterly dividend on Class A common stock of $0.39 per share ($1.56 per share annualized) payable on March 16, 2015 to shareholders of record as of March 2, 2015. This equates to a 4% increase over the prior quarter.

As a result of the recapitalization, NRG Yield will adjust its dividend policy to reflect the additional number of shares of Class C common stock that will be outstanding with no change in total dividends paid. The Company expects to pay a quarterly dividend of $0.20 per share (representing $0.80 per share annualized on a post-split basis, or $1.60 per share annualized on a pre-split basis) beginning on June 15, 2015 to shareholders of record of Class A and Class C common stock as of June 1, 2015. This would represent an increase of approximately 2.6% over the current quarterly dividend rate, on a split-adjusted basis.

Financial Guidance

NRG Yield is updating full year guidance for Adjusted EBITDA to $690 million while maintaining CAFD guidance of $195 million. Unusually low wind production since the beginning of the year has impacted our wind portfolio for 2015. The Company does not expect the reduction in 2015 Adjusted EBITDA guidance to have any impact on either our current dividend or expected long-term dividend growth.

For second quarter 2015, the Company expects Adjusted EBITDA of $195 million and CAFD of $35 million, although actual results may vary depending on the operating performance of the assets.

Table 6: Adjusted EBITDA and Cash Available for Distribution Guidance(3)

($ in millions)	Second Quarter	2015 Full Year
Adjusted EBITDA	$195	$690
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(21)	(89)
Cash distributions from unconsolidated affiliates	9	79
Cash interest paid	(66)	(241)
Maintenance capital expenditures	(5)	(19)
Change in other assets	(29)	(12)
Principal amortization of indebtedness	(48)	(213)
Estimated Cash Available for Distribution	$35	$195

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than two million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield is traded on

(3)  Guidance excludes the impact of interest on revolver temporarily used to fund the January 2, 2015 drop down transaction with NRG Energy which equates to $3 million on an annualized basis.

the New York Stock Exchange under the symbol NYLD. Visit nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our Adjusted EBITDA, cash available for distribution, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully execute acquisitions, our ability to enter into new contracts as existing contracts expire, our ability to acquire assets from NRG Energy, Inc. or third parties, our ability to maintain or create successful partnering relationships with NRG Energy and other third parties, our ability to close the drop-down transactions, and our ability to maintain and grow our quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and cash available for distribution are estimates as of today’s date, May 8, 2015, and are based on assumptions believed to be reasonable as of this date. NRG Yield expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG Yield makes available free of charge at www.nrgyield.com, copies of materials it files with, or furnish to, the SEC.

# # #

Contacts:

Media:	Investors:

Karen Cleeve	Matt Orendorff
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527

NRG YIELD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
(In millions, except per share amounts)	2015	2014 (a)
Operating Revenues
Total operating revenues	$180	$140
Operating Costs and Expenses
Cost of operations	75	60
Depreciation and amortization	54	24
General and administrative — affiliate	3	2
Total operating costs and expenses	132	86
Operating Income	48	54
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	1	1
Other income, net	1	1
Interest expense	(70)	(27)
Total other expense, net	(68)	(25)
(Loss) Income Before Income Taxes	(20)	29
Income tax (benefit) expense	(4)	3
Net (Loss) Income	(16)	26
Less: Pre-acquisition net income of Acquired ROFO Assets	—	8
Net (Loss) Income Excluding Pre-acquisition Net Income of Acquired ROFO Assets	(16)	18
Less: Net (loss) income attributable to NRG (b)	(11)	14
Net (Loss) Income Attributable to NRG Yield, Inc.	$(5)	$4
(Loss) Earnings Per Share Attributable to NRG Yield, Inc. Class A Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	23
(Loss) Earnings per Weighted Average Class A Common Share - Basic and Diluted	$(0.15)	$0.18
Dividends Per Common Share	$0.39	$0.33

(a)  Retrospectively adjusted as discussed in Note 1, Nature of Business.

(b)  The calculation of income attributable to NRG excludes pre-acquisition net income of the Acquired ROFO Assets.

NRG YIELD, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three months ended March 31,
	2015	2014 (a)
	(In millions)
Net (Loss) Income	$(16)	$26
Other Comprehensive Loss, net of tax
Unrealized loss on derivatives, net of income tax benefit of $8 and $0	(17)	(12)
Other comprehensive loss	(17)	(12)
Comprehensive (Loss) Income	(33)	14
Less: Pre-acquisition net income of Acquired ROFO Assets	—	8
Less: Comprehensive (loss) income attributable to NRG	(15)	9
Comprehensive Loss Attributed to NRG Yield, Inc.	$(18)	$(3)

(a)  Retrospectively adjusted as discussed in Note 1, Nature of Business.

NRG YIELD, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014 (a)
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$114	$406
Restricted cash	46	45
Accounts receivable — trade	63	85
Inventory	27	27
Derivative instruments	8	—
Notes receivable	7	6
Deferred income taxes	10	16
Prepayments and other current assets	18	21
Total current assets	293	606
Property, plant and equipment
In service	4,804	4,796
Under construction	17	8
Total property, plant and equipment	4,821	4,804
Less accumulated depreciation	(391)	(338)
Net property, plant and equipment	4,430	4,466
Other Assets
Equity investments in affiliates	188	227
Notes receivable	15	15
Intangible assets, net of accumulated amortization of $55 and $40	1,403	1,423
Derivative instruments	—	2
Deferred income taxes	143	118
Other non-current assets	123	108
Total other assets	1,872	1,893
Total Assets	$6,595	$6,965

(a)  Retrospectively adjusted as discussed in Note 1, Nature of Business.

NRG YIELD, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

	March 31, 2015	December 31, 2014 (a)
	(In millions, except share information)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$218	$214
Accounts payable	33	20
Accounts payable — affiliate	46	46
Derivative instruments	48	48
Accrued expenses and other current liabilities	44	61
Total current liabilities	389	389
Other Liabilities
Long-term debt	4,719	4,573
Derivative instruments	97	69
Other non-current liabilities	49	49
Total non-current liabilities	4,865	4,691
Total Liabilities	5,254	5,080
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 34,586,250 shares issued at March 31, 2015 and December 31, 2014	—	—
Class B common stock, $0.01 par value; 500,000,000 shares authorized; 42,738,750 shares issued at March 31, 2015 and December 31, 2014	—	—
Additional paid-in capital	1,235	1,240
Accumulated (deficit) earnings	(2)	3
Accumulated other comprehensive loss	(23)	(9)
Noncontrolling interest	131	651
Total Stockholders’ Equity	1,341	1,885
Total Liabilities and Stockholders’ Equity	$6,595	$6,965

(a)  Retrospectively adjusted as discussed in Note 1, Nature of Business.

NRG YIELD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2015	2014 (a)
	(In millions)
Cash Flows from Operating Activities
Net (loss) income	$(16)	$26
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Distributions in excess of equity in earnings of unconsolidated affiliates	36	1
Depreciation and amortization	54	24
Amortization of financing costs and debt discount/premiums	3	1
Amortization of intangibles and out-of-market contracts	12	1
Changes in deferred income taxes	(4)	3
Changes in derivative instruments	(2)	—
Changes in other working capital	(5)	(31)
Net Cash Provided by Operating Activities	78	25
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(490)	—
Capital expenditures	(3)	(22)
(Increase) decrease in restricted cash	(1)	34
Decrease in notes receivable	2	3
Proceeds from renewable energy grants	—	96
Investments in unconsolidated affiliates	3	3
Other	—	11
Net Cash (Used in) Provided By Investing Activities	(489)	125
Cash Flows from Financing Activities
Distributions and return of capital to NRG	—	(23)
Payment of dividends and distributions to Class A and Class B shareholders	(30)	(22)
Proceeds from issuance of long-term debt — external	210	374
Payment of debt issuance costs	—	(8)
Payments for long-term debt — external	(61)	(96)
Net Cash Provided by Financing Activities	119	225
Net (Decrease) Increase in Cash and Cash Equivalents	(292)	375
Cash and Cash Equivalents at Beginning of Period	406	59
Cash and Cash Equivalents at End of Period	$114	$434

(a)  Retrospectively adjusted as discussed in Note 1, Nature of Business.

Appendix Table A-1: First Quarter 2015 Segment Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	26	(36)	6	(12)	(16)
Plus:
Income Tax	—	—	—	(4)	(4)
Interest Expense, net	12	43	2	13	70
Depreciation, Amortization, and ARO Expense	22	28	5	—	55
Contract Amortization	1	11	—	—	12
Mark to Market (MtM) Losses/(Gains) on economic hedges	—	(7)	—	—	(7)
Adjustments to reflect Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	8	—	—	12
Adjusted EBITDA	65	47	13	(3)	122

Appendix Table A-2: First Quarter 2014 Segment Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	25	(5)	13	(7)	26
Plus:
Income Tax	—	—	—	3	3
Interest Expense, net	11	11	2	2	26
Depreciation, Amortization, and ARO Expense	13	7	4	—	24
Contract Amortization	—	—	1	—	1
Adjustments to reflect Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	9	—	—	12
Adjusted EBITDA	52	22	20	(2)	92

Appendix Table A-3: Cash Available for Distribution Reconciliation

The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to adjusted EBITDA:

	Three Months Ended
($ in millions)	3/31/15	3/31/14
Adjusted EBITDA	122	92
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(13)	(13)
Cash distributions from unconsolidated affiliates	40	7
Cash interest paid	(57)	(22)
Maintenance Capital expenditures	(3)	(3)
Change in other assets	(37)	(22)
Principal amortization of indebtedness	(46)	(34)
Cash Available for Distribution	6	5

Appendix Table A-4: First Quarter 2015 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity in the first quarter of 2015.

($ in millions)	Three months ended March 31, 2015
Sources:
Proceeds from Revolver	$210
Net cash Provided by Operating Activities	78
Other Cash Inflows	5
Uses:
Acquisition of Businesses, Net of Cash Acquired	490
Payments for Long-Term Debt	61
Dividends and Distributions to NRG Yield Shareholders and NRG Energy	30
Capital Expenditures	3
Change in Total Liquidity	$(291)

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG Yield’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG Yield considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG Yield does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG Yield’s business. NRG Yield compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG Yield considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG Yield may incur expenses similar to the adjustments in this news release.

Cash Available for Distribution (CAFD) is adjusted EBITDA plus cash dividends from unconsolidated affiliates, less maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in others assets. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.